Q2 FISCAL 2013 PREPARED REMARKS

Technology and market leadership, margin growth, commitment to long-term targets
Our long-term financial goal is simple: We intend to deliver non-GAAP operating margin expansion, reaching the 25% to 27% range in FY’15. We plan to achieve this goal through a combination of revenue growth from a broad set of software solutions spanning our customers’ entire product “lifecycle” and cost efficiencies within our operating model. The table below illustrates these goals. Given the continued slowdown within the global manufacturing industry (for reference see http://investor.ptc.com), which impacted license revenue results over the last few quarters, and headwinds from unfavorable currency movements, we believe it is prudent to provide guidance that reflects moderated revenue growth for FY’13. Accordingly, we are now targeting FY’13 non-GAAP revenues of approximately $1,305 to $1,315 million. We continue to target non-GAAP EPS of $1.70 to $1.80 for FY’13 despite lower revenue expectations as a result of our restructuring and cost containment measures taken to date and continued focus on such measures going forward. However, we believe that as the economic backdrop improves, we will be well positioned to achieve our long-term target growth rates.

The company is focused on the following five markets: Computer Aided Design (CAD), Product Lifecycle Management (PLM), Application Lifecycle Management (ALM), Supply Chain Management (SCM), and Services Lifecycle Management (SLM). We characterize the markets we participate in with the graphic below. The graphic depicts PTC’s addressable market with market size and growth estimates from industry analysts. Industry analysts estimate that four of these five markets will grow at a 9-10% CAGR from 2009 to 2014, with the more mature CAD market growing approximately 5% over the same time frame. We also include our view of PTC’s growth rates within these markets, which are predicated on an improving global macroeconomic environment and our ability to outperform market growth rates due to superior competitive positioning.

Beginning in Q1’13, we began providing additional revenue disclosure that we believe provides valuable insight into how our business is performing within the markets we serve. Along with line of business, geographic and large deal metrics, we are reporting revenue in three solution areas: CAD, SLM and “Extended PLM”, which encompasses our PLM, ALM and SCM businesses. Each of these solution areas serves a market with unique secular and cyclical dynamics, growth rates, and “buyers” within our customer base.

Revenue from product families is mapped to the following areas:
•	CAD: PTC Creo® and PTC Mathcad®
•	Extended PLM: PTC Windchill® and PTC Integrity TM
•	SLM: PTC Arbortext® and PTC Servigistics®

Non-GAAP Supplemental Information
We provide non-GAAP supplemental information to our GAAP information.  PTC's reasons for providing this information are described at the end of this document.  A reconciliation to the corresponding GAAP revenue amounts is provided in the revenue tables affected by the adjustment.

Q2 FY’13 - Key Points

1)
Our Q2 non-GAAP EPS of $0.41 (up 44% year over year on a constant currency basis) exceeded the high-end of our guidance due to better than planned services margins and continued focus on cost efficiency as part of our commitment to margin expansion. There was no material impact to Q2 non-GAAP EPS from currency effects relative to guidance.

2)
Total non-GAAP revenue for Q2 was $314.6 million, up 4% year over year (up 5% on a constant currency basis), and was at the mid-point of our guidance range. Servigistics delivered Q2 non-GAAP revenue of $20.9 million, in line with our expectations.

3)
License revenue of $79.7 million was at the mid-point of our Q2 guidance range and was up 7% year over year (up 9% on a constant currency basis). Total license revenue, including $4.8 million from Servigistics, was strong in Japan and solid in the Pacific Rim, however our organic license growth was impacted by the soft macroeconomic environment in the Americas and Europe. Q2 results included one mega deal (license revenue of greater than $5 million).

4)
We delivered non-GAAP support revenue of $161.8 million, slightly above our guidance, up 7% year over year and up 8% on a constant currency basis. Results included $8.2 million in non-GAAP support revenue from Servigistics.

5)
Services revenue of $73.1 million (down 4% year over year, 3% on a constant currency basis) was slightly below our guidance reflecting continued pressure on large license transactions. Results included $7.9 million in revenue from Servigistics. While the lower level of services revenue creates a headwind to overall revenue growth, it is consistent with our strategy to reduce services revenue mix through our partner program expansion, which in turn drives improved operating profitability. This strategy and other initiatives to enhance services margins continued to yield positive results, with non-GAAP services gross margins of 13.6% for the quarter.

6)	We had 24 large deals (>$1M in license and services revenue recognized in the quarter) that contributed $57.9 million in revenue, a 3% increase in revenue year over year.
7)
We ended the quarter with 342 quota-carrying sales representatives, down 1% year over year. Given the growth in sales capacity we achieved over the past two years and continued concern about the global macroeconomic environment, our focus has been improving the productivity of the increased capacity we now have.

8)	We generated $83 million in operating cash flow and used $60 million to partially repay our credit facility and $19 million for stock repurchases, resulting in an ending cash balance of $241 million.

Servigistics Establishes PTC as Clear Market Leader in SLM
On October 2, 2012, PTC completed the acquisition of Servigistics, Inc., developer of an innovative suite of service lifecycle management (SLM) software solutions. Results for Q2 ’13 included $20.9 million of non-GAAP revenue ($20.2 million on a GAAP basis) related to Servigistics.

We believe the combination of the two companies firmly establishes PTC's market leadership in SLM with the deepest domain expertise, broadest customer base, and largest market share in the industry.  With over 27,000 customers worldwide, PTC has long been known for its world-class technology solutions that transform the way companies create products.  By adding Servigistics, PTC is now fully able to help global manufacturers transform the way they service those same products.  From a technology perspective, PTC's SLM solution portfolio is now unparalleled in the industry, covering: technical information, service parts information, service knowledge management, warranty and contract management, service parts management, field service management, service parts pricing, and service network visibility.

Q3 AND FY’13 OUTLOOK:  Targets reflect commitment to margin expansion
In providing guidance for Q3 and FY’13, we are weighing company specific factors such as our pipeline of opportunities and our support and services base as well as external considerations, including the macroeconomic environment (which weakened, particularly in global manufacturing, again over the last quarter), currency, and visibility into customer spending patterns. We are now targeting FY’13 non-GAAP revenue of $1,305 to $1,315 million, reflecting concerns around the timing of global economic recovery and approximately $10 million impact due to unfavorable currency movements. Relative to our previous non-GAAP FY’13 revenue guidance, approximately half of the reduction is due to lower expected services revenue.  This is a result of lower license revenue and, importantly, the success we are having expanding our services ecosystem, which is a critical element of our long-term strategy. We continue to expect Servigistics will contribute at least $80 million in non-GAAP revenue in FY’13. We are maintaining our FY’13 non-GAAP EPS target of $1.70 to $1.80 despite lower revenue expectations as a result of our restructuring and cost containment measures taken to date and continued focus on such cost containment measures.

REVENUE TRENDS
Year-over-year changes in revenue on a constant currency (FX) basis in the tables that follow compare actual reported results converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period. Results of Servigistics have been included in our results of operation since October 2, 2012.  References to organic revenue in the discussion that follows exclude Servigistics revenue.

LICENSE:  Results in line with guidance despite continued pressure on large deals
License sales generate the highest non-GAAP gross margins, which are approximately 96%. License revenue historically has tended to represent 28% to 33% of our total revenue in any given quarter, with Q4 generally being our strongest quarter.

Q2 License revenue of $79.7 million was up 7% year over year (9% on a constant currency basis), in line with our guidance range of $70 million to $85 million, reflecting growth in Japan, the Pacific Rim and Europe, with year-over-year growth of 33%, 9% and 2%, respectively, offset by soft results in the Americas with a year-over-year decline of 4%. Servigistics delivered Q2 license revenue of $4.8 million, in line with our expectations. Organic license revenue was flat (up 3% on a constant currency basis) due primarily to solid performance in Japan and the Pacific Rim.

Looking forward to Q3 we are expecting license revenue of $80 to $90 million; for FY’13, we are expecting total license revenue of $350 to $360 million, a range of 0% to 3% growth year over year.

LARGE DEAL ACTIVITY:
Large deals are a significant growth driver and have historically tended to generate 20% to 25% of our total revenue in any given quarter, with Q4 typically at the high end of the range.  Large deals are driven primarily by direct sales teams.  We define “large deals” as recognizing more than $1 million of license and service revenue from a customer during a quarter. License revenue has historically comprised approximately 50% of the total large deal revenue in any quarter, although that percentage has been lower in the past six quarters.

In Q2 we had 24 large deals totaling $57.9 million.  9 of these customers were in the Americas, 9 were in Europe and 6 were in Asia.  Large deal license revenue was 43% of total large deal revenue in Q2’13, below the low end of the typical range due to continued weakness in the global economic environment.  Despite the macroeconomic environment, we continue to have a strong pipeline of large deals that we are working on worldwide, though the timing of closing and the size of large deals is being impacted by the environment.  We are winning competitive deals with large global companies and are actively engaged in a substantial number of competitive opportunities with other large global companies.

SALES CAPACITY TRENDS:
A key part of our long-term growth strategy last year was to increase the number of quota-carrying sales reps as we penetrate adjacent market opportunities (i.e. ALM, SLM, and SCM) within our existing customer base and target new customers. Given the significant growth in sales capacity we achieved over the past two years (up 25%) and concerns over the macroeconomic outlook, our focus has been on improving the productivity of the increased capacity we now have. We ended the quarter with 342 quota-carrying reps, a 1% decrease year over year.

SERVICES:  Margin improvement and partner ecosystem traction
Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions - and providing them with training on our software. Services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter.

Q2 Services revenue of $73.1 million was down 4% year over year (3% on a constant currency basis). On an organic basis, services revenue was down 14% (both as reported and on a constant currency basis).  Our organic consulting services revenue, which primarily supports PTC Windchill implementations, was down 15% year over year. On the one hand, this reflects lower levels of large license transactions over the past year; on the other hand, we also are having considerable success with our partner ecosystem, which saw bookings growth of over 200% on a year-over-year basis. Our training business, which typically represents about 15% of our total services revenue, was down 4% year over year, both as reported and on an organic basis.  We delivered solid, non-GAAP services gross margin of 13.6% in Q2’13 (up 0.9 percentage points from the Q1’13 non-GAAP services gross margin of 12.7%), exceeding our target of at least 13%.

Looking forward to Q3, we are expecting services revenue to be up approximately 4% on a year-over-year basis. For FY’13 we are now expecting services revenue to grow approximately 3% year over year (vs. our previous guidance of approximately 10%).  Our lower anticipated Services revenue reflects lower anticipated license revenue, currency headwinds and traction we are gaining with our Service partner ecosystem. We continue to expect our non-GAAP services margins to be approximately 13% in FY’13. We remain committed to achieving non-GAAP services margins of approximately 15% by FY’15 and reducing our mix of direct services through the expansion of our services ecosystem and the development of solutions that fundamentally require less services.

SUPPORT:  More than 1.8 million active seats
Our support business is an important barometer of customer satisfaction with our solutions.  It is also a strong source of recurring revenue for PTC.  Support gross margins are approximately 88% on a non-GAAP basis.  Support revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being at the low end as a percent of total revenue due to historically strong performance of license sales in that quarter.

Q2 non-GAAP support revenue of $161.8 million was up 7% year over year (up 8% on a constant currency basis), including 2% year-over-year organic growth (3% on a constant currency basis) and the contribution of $8.2 million from Servigistics.

Looking forward to Q3, we are expecting non-GAAP support revenue to increase approximately 5% on a year-over-year basis. For FY’13 we are expecting approximately 6% non-GAAP support revenue growth on a year-over-year basis.

Active Support Seats

REVENUE BY SOLUTION AREA
The following tables provide license, services and support revenue for each of our solution areas. Results include combined revenue from direct sales and our channel.
CAD:

CAD revenue in Q2 was down 3% (down 1% on a constant currency basis) compared with the year ago period primarily due to lower license revenue in the Americas and Europe, partially offset by strong growth in Japan, which included a mega deal in the quarter.  CAD channel revenue, which represents approximately 40% of total

CAD revenue, was up 2% year-over-year, reflecting growth in Pacific Rim and Europe offset by soft results in Americas and Japan.

Extended PLM:

Q2 Extended PLM revenue, which includes our PLM, ALM and SCM solutions, was down 3% year over year (down 2% on a constant currency basis), reflecting very strong ALM performance in the year ago period and soft revenue in PLM. Consistent with Q1’13, the softness in PLM results is attributable to the lower number of large license transactions in this quarter, which are being impacted by softness in the global manufacturing industry.  We remain confident in our competitive positioning in PLM and growth prospects as macroeconomic conditions improve. During Q2 we closed two significant PLM transactions, both of which were competitive displacements, one a global automotive company and one of Europe’s leading diversified technology companies. We also closed a multi-solution transaction with one of China’s leading technology companies that included a major PLM footprint expansion and cross-sell of our ALM solutions.

SLM:

Q2 SLM license revenue included 6% organic, constant currency license revenue growth and contribution of $4.8 million of license revenue from Servigistics. Including Servigistics, license revenue performance was strongest in Europe and Japan and notably was driven by healthy large deal activity. Our SLM growth strategy is predicated on cross-selling to existing CAD and Extended PLM customers and targeting manufacturing companies outside of PTC’s installed customer base. During the quarter we closed a significant SLM transaction with a leading European automotive company currently using competing product development tools, supporting our view on the long-term growth opportunity in this market.

REVENUE BY REGION
Americas:

Americas non-GAAP revenue in Q2 of $118.7 million was up 8% year over year. Organic revenue was down 4% year over year due to continued pressure on large deals, resulting in weak year-over-year organic growth rates in license (down 8%) and services (down 14%). While the macroeconomic environment remains soft in the Americas, our pipeline continues to build and we are optimistic about the outlook for this region.
Europe:

Europe non-GAAP revenue was $118.9 million in Q2, up 3% year over year and up 1% on a constant currency basis. Q2 license revenue in Europe was up 2% year over year and flat on a constant currency basis. Total organic revenue was flat year over year while organic license revenue was down 5%. While the year-over-year non-GAAP revenue growth rate in Europe improved relative to Q1’13 results, given the uncertain macroeconomic environment in Europe, we are currently expecting only moderate growth in the region for FY’13.

Japan:

Japan non-GAAP revenue was $37.7 million in Q2, down 2% (up 13% on a constant currency basis) year over year.  Q2 license revenue in Japan was up 33% (up 57% on a constant currency basis) compared with last year. Organic license revenue and organic total revenue were up 14% and down 12%, respectively. Organic license revenue growth benefited from healthy large deal activity including a mega deal with a global electronics manufacturer that invested in a broad range of PTC solutions, including displacement of competitor CAD seats.  This customer has PTC’s second largest installed base of Creo seats and is live with Creo 2.0.

Pacific Rim:

Pacific Rim non-GAAP revenue was $39.3 million in Q2, up 5%, both as reported and on a constant currency basis compared with last year. Q2 license revenue in the Pac Rim was up 9% compared with last year, both as reported and on a constant currency basis.  Organic license revenue and organic total revenue were up 9% and 4%, respectively.  Given the momentum we experienced in the Pac Rim in FY’12 and growing pipeline, we are expecting another solid year of performance in FY’13 in this region.

CURRENCY IMPACT ON RESULTS COMPARED TO THE YEAR AGO PERIOD
We have a global business, with Europe and Asia historically representing approximately 65% of our revenue. We do not forecast currency movements; rather we provide detailed constant currency commentary.  Currency can significantly impact our results. For example, in FY’12, currency was a headwind for PTC and negatively impacted non-GAAP revenue by $25 million and favorably impacted GAAP and non-GAAP expenses by $19 million and $18 million, respectively.  In FY ’11 and FY’10 currency was a tailwind for us when compared to the prior year: non-GAAP revenue was positively impacted by $37 million and $15 million, respectively, and non-GAAP expenses were negatively impacted by $21 million and $10 million, respectively.

As a simple rule of thumb, based on current revenue and expense levels, a $0.10 move on the USD / EURO exchange rate will impact annualized revenue by approximately $35 to $40 million and EPS by approximately $0.08 to $0.10. Given the recent appreciation in the YEN / USD exchange rate, we also note that a 10 YEN move versus the USD will impact annualized revenue by approximately $13 to $17 million and expenses by approximately $6 to $8 million.

Q2 non-GAAP revenue was up 5% year over year on a constant currency basis, down 2% on an organic constant currency basis.  Currency fluctuations unfavorably impacted Q2 non-GAAP revenue by $3.8 million and favorably impacted Q2 GAAP and non-GAAP expenses by $1.2 million and $1.3 million, respectively, compared to Q2’12 currency rates.

Looking forward, the guidance we are providing assumes exchange rates of approximately 1.31 USD / EURO and 100 YEN / USD.  Our actual simple average Q2 ’13 Fx rate was $1.33 USD / EURO.

Q2 FY’13 EXPENSES COMMENTARY AND Q3 & FY’13 OUTLOOK
We implemented cost reduction actions in Q1’13 and Q2’13 and recorded total restructuring charges of $31 million, primarily attributable to severance costs as part of our commitment to improve our operating efficiencies and to further our commitment to enhance long-term profitability.  We paid $23 million of which that amount in the first two quarters of 2013.  These restructuring actions were substantially completed in the second fiscal quarter of 2013, with the full impact of the expense reductions expected to be realized in the third fiscal quarter of 2013.

These cost actions are expected to reduce our operating expenses by approximately $9 million per quarter, and are a component of our plan to achieve non-GAAP EPS of $1.70 to $1.80 for fiscal year 2013.

Q2 non-GAAP results exclude $11.8 million of stock-based compensation expense, $11.3 million of acquisition- related intangible asset amortization, $15.8 million of restructuring charges, and $2.1 million of acquisition-related costs.  The Q2 non-GAAP results include a tax rate of 19% and 121.1 million diluted shares outstanding.  The Q2 GAAP results include a tax rate of 12% and 121.1 million diluted shares outstanding.

Q3’13 non-GAAP guidance excludes the following estimated expenses and their income tax effects, as well as any additional discrete tax items and restructuring costs

•	Approximately $13 million of expense related to stock-based compensation
•	Approximately $1 million of a fair value deferred support revenue adjustment
•	Approximately $11 million of acquisition-related intangible asset amortization expense
•	Approximately $1 million of acquisition-related expenses

FY’13 non-GAAP guidance excludes the following full-year estimated expenses and their income tax effects, as well as any additional discrete tax items and restructuring costs

•	Approximately $31 million of restructuring charges
•	Approximately $3 million of a fair value deferred support revenue adjustment
•	Approximately $51 million of expense related to stock-based compensation
•	Approximately $45 million of acquisition-related intangible asset amortization expense
•	Approximately $7 million of acquisition-related expenses

NON-GAAP GROSS MARGINS

NON-GAAP OPERATING MARGINS

Our Q2’13 non-GAAP gross margin was $228 million, or 72.5%, compared to $215 million, or 71.1% in the year ago period due primarily to a reduced mix of services.  Q2’13 GAAP gross margin was $221 million, or 70.3%, compared to $208 million, or 69.0% in Q2’12.

Our Q2’13 non-GAAP operating expenses were $165 million ($199 million on a GAAP basis), compared to $164 million in Q2’12 ($201 million on a GAAP basis), reflecting the Servigistics acquisition, offset by cost reductions and continued discipline on organic operating expenses.

From an operating performance perspective, we achieved 20.0% non-GAAP operating margin (20.5% on a constant currency basis) in Q2’13, compared to 16.8% in Q2’12.  GAAP operating margin was 6.8% (7.5% on a constant currency basis) for Q2’13 compared to 2.3% in Q2’12.

Looking forward, we are expecting Q3‘13 non-GAAP gross margin of approximately 72%, GAAP gross margin of approximately 70.5%, non-GAAP operating margin of approximately 21.5% and GAAP operating margin of approximately 14%. For FY ‘13, we are expecting non-GAAP gross margin of approximately 72%, GAAP gross margin of 70.5%, non-GAAP operating margin of approximately 21.5%, and GAAP operating margin of approximately 11%.

Over the longer term we intend to increase our non-GAAP operating margin to the 25% to 27% range primarily through increased efficiency in our global sales organization, improved non-GAAP gross margin (74% to 76% range) due to improved non-GAAP services margin and more favorable revenue mix.

We made significant investments in R&D during FY’09 and FY’10 that have helped us achieve a technology leadership position and have driven substantial revenue growth. While we expect to continue to increase our R&D investments, our R&D expenditures are now back to more normalized historical levels, which we believe to be appropriate over the longer term. In FY’11 and FY’12 we invested in sales capacity to capitalize on our technology leadership position, drive long term revenue growth and create further operating leverage opportunities over time. Looking forward, we intend to focus on improving sales and marketing productivity. We expect sales and marketing as a percentage of revenue to decrease by 200 to 400 basis points over the coming years.

TAX RATE
Our Q2 non-GAAP tax rate was 19% and our GAAP tax rate was 12%.

Looking forward, the Q3 guidance assumes a non-GAAP tax rate of 22% and a GAAP tax rate of 27%. The FY’13 target now assumes a non-GAAP tax rate of 22% and a GAAP tax rate of 4%.

STOCK-BASED COMPENSATION
Expenses related to stock-based compensation were 3.8% of non-GAAP revenue in Q2 ’13, compared to 4.2% of non-GAAP revenue in Q2’12. Over time, we expect that stock-based compensation as a percentage of non-GAAP revenue will trend down annually, ultimately reaching a sustainable long-term target of 3%.

SHARE COUNT / SHARE REPURCHASE
We had 121.1 million fully diluted weighted average shares outstanding for Q2. Our Board has authorized us to repurchase up to $100 million worth of our shares in the period October 1, 2012 through September 30, 2013.  We repurchased $19 million worth of shares in Q2 and have repurchased $35 million to-date against this authorization.

Looking forward, we expect to have approximately 121 million fully diluted shares outstanding for Q3 ’13 and for the full fiscal year. We intend to repurchase $10 million worth of shares in Q3’13.  Our long-term philosophy is to repurchase shares to offset dilution.

BALANCE SHEET:  Solid cash position
CASH / CASH FLOW FROM OPERATIONS
For Q2’13, our cash balance was $241 million, down from $248 million at the end of Q1’13.  We generated $83 million from operations in Q2.  Uses of cash in the quarter included debt repayments of $60 million, share repurchases of $19 million and capital expenditures of $5 million.

DSO
We continue to have strong DSOs of 62 days in Q2’13 compared to 63 days in Q1’13 and 62 days in Q2’12.

OUTSTANDING DEBT
At the end of Q2’13, the balance outstanding under our $450 million credit facility was $308 million.  We repaid $60 million of the balance outstanding under our credit facility in Q2 ’13, and we expect to repay $30 million in Q3’13.

MISCELLANEOUS COMMENTS
HEADCOUNT
Total headcount was 5,971 at the end of Q2, compared to 6,126 at the end of Q1 (including approximately 400 heads added in connection with our acquisition of Servigistics).  Headcount at the end of Q2’12 was 5,959.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A.  The majority of our M&A opportunities have comprised small, strategic technology tuck-ins, although we consider and have completed larger transactions, including MKS in Q3’11 and Servigistics in Q1’13. We continue to evaluate strategic acquisition opportunities of varying size as they arise. Our forecasted financial, cash and debt positions described above are exclusive of the effects of any M&A that we may complete.

Other Information
As we have previously disclosed, we have been cooperating to provide information to the U.S. Securities and Exchange Commission and the Department of Justice concerning payments and expenses by certain of our business partners in China and/or by employees of our Chinese subsidiary that raise questions concerning compliance with laws, including the U.S. Foreign Corrupt Practices Act.  The SEC has informed us that its investigation is substantially complete and the Department of Justice has not yet indicated the status of its investigation. Resolution of this matter could include fines and penalties; however we are unable to estimate an amount and we have not recorded a liability for this matter.  If we are required to record a liability for this matter this could materially impact our results for the period in which the liability is recorded and, depending on timing, could involve an adjustment to our Q2’13 results.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP revenue, operating expenses, margin and EPS exclude a fair value adjustment related to acquired deferred support revenue from MKS and Servigistics, stock-based compensation expense, foreign currency transaction losses related to our acquisition of MKS, amortization of acquired intangible assets, acquisition-related expenses, restructuring charges, and the related tax effects of the preceding items and any discrete tax items. Constant currency measures are calculated by multiplying results by the exchange rates in effect for the comparable periods in the prior year and assumes no change in tax rates. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our third quarter and full fiscal 2013 and other future financial and growth expectations, anticipated tax rates, expected market growth rates and the long-term prospects for PTC, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that the macroeconomic climate may not improve or may deteriorate, the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that our pipeline of opportunities may not convert or generate the revenue we expect, the possibility that we will be unable to achieve planned services margins and operating margin improvements, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or support growth rates that we expect, which could result in a different mix of revenue between license, service and support and could impact our EPS results, the possibility that sales personnel productivity may not increase as we expect and generate the additional sales pipeline and revenue that we expect, the possibility that our restructurings and cost containment measures may not generate the operating margin improvements we expect and could adversely affect our revenue, the possibility that we may be unable to achieve our profitability targets with lower license revenue or without additional restructuring or cost containment measures, the possibility that sales of our expanded SLM solutions, including Servigistics, may not generate the revenue we expect, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, and the possibility that remedial actions relating to our previously announced investigation in China could adversely affect our revenue and that fines and penalties may be assessed against PTC in connection with the China matter.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	Q1 '11		Q2 '11		Q3 '11		Q4 '11		FY '11		Q1 '12
Revenue	$266,552		$269,189		$291,783		$339,425		$1,166,949		$318,276
Cost of license revenue	5,954		6,558		7,617		8,663		28,792		7,659
Cost of service revenue	64,131		59,179		66,148		71,192		260,650		71,450
Cost of support revenue	15,976		16,034		16,644		18,672		67,326		19,110
Gross Margin	$180,491	67.7%	$187,418	69.6%	$201,374	69.0%	$240,898	71.0%	$810,181	69.4%	$220,057	69.1%

Sales & marketing	$84,521	31.7%	$81,163	30.2%	$89,106	30.5%	$98,261	28.9%	$353,051	30.3%	$97,778	30.7%
Research & development	51,522	19.3%	53,051	19.7%	51,103	17.5%	55,730	16.4%	211,406	18.1%	54,993	17.3%
General & administrative	23,484	8.8%	24,712	9.2%	31,882	10.9%	30,213	8.9%	110,291	9.5%	29,572	9.3%
Amortization of acquired intangible assets	3,854	1.4%	4,266	1.6%	4,753	1.6%	5,446	1.6%	18,319	1.6%	5,209	1.6%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$163,381	61.3%	$163,192	60.6%	$176,844	60.6%	$189,650	55.9%	$693,067	59.4%	$187,552	58.9%

GAAP Operating Margin	$17,110	6.4%	$24,226	9.0%	$24,530	8.4%	$51,248	15.1%	$117,114	10.0%	$32,505	10.2%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	Q1 '11		Q2 '11		Q3 '11		Q4 '11		FY '11		Q1 '12
Revenue:
Fair value of deferred revenue	$-	0.0%	$-	0.0%	$693	0.2%	$1,913	0.6%	$2,606	0.2%	$1,522	0.5%
Cost of license revenue:
Acquired intangible amortization	3,363	1.3%	3,339	1.2%	3,895	1.3%	4,796	1.4%	15,393	1.3%	4,103	1.3%
Stock-based compensation	3	0.0%	3	0.0%	4	0.0%	5	0.0%	15	0.0%	5	0.0%
Cost of service revenue:
Stock-based compensation	1,356	0.5%	1,016	0.4%	1,227	0.4%	1,412	0.4%	5,011	0.4%	1,563	0.5%
Cost of support revenue:
Stock-based compensation	781	0.3%	567	0.2%	630	0.2%	743	0.2%	2,721	0.2%	950	0.3%
Sales & marketing:
Stock-based compensation	2,429	0.9%	2,350	0.9%	3,062	1.0%	3,587	1.1%	11,428	1.0%	3,728	1.2%
Research & development:
Stock-based compensation	2,393	0.9%	1,749	0.6%	2,010	0.7%	2,395	0.7%	8,547	0.7%	2,549	0.8%
General & administrative:
Stock-based compensation	4,065	1.5%	4,186	1.6%	4,627	1.6%	4,802	1.4%	17,680	1.5%	4,587	1.4%
Acquisition-related costs	-	0.0%	608	0.2%	6,041	2.1%	1,112	0.3%	7,761	0.7%	2,068	0.6%
Amortization of acquired intangible assets	3,854	1.4%	4,266	1.6%	4,753	1.6%	5,446	1.6%	18,319	1.6%	5,209	1.6%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Non-GAAP adjustments	$18,244	6.8%	$18,084	6.7%	$26,942	9.2%	$26,211	7.7%	$89,481	7.7%	$26,284	8.3%

NON-GAAP MARGINS
	Q1 '11		Q2 '11		Q3 '11		Q4 '11		FY '11		Q1 '12
Revenue	$266,552		$269,189		$292,476		$341,338		$1,169,555		$319,798
Cost of license revenue	2,588		3,216		3,718		3,862		13,384		3,551
Cost of service revenue	62,775		58,163		64,921		69,780		255,639		69,887
Cost of support revenue	15,195		15,467		16,014		17,929		64,605		18,160
Gross Margin	$185,994	69.8%	$192,343	71.5%	$207,823	71.1%	$249,767	73.2%	$835,927	71.5%	$228,200	71.4%

Sales & marketing	$82,092	30.8%	$78,813	29.3%	$86,044	29.4%	$94,674	27.7%	$341,623	29.2%	$94,050	29.4%
Research & development	49,129	18.4%	51,302	19.1%	49,093	16.8%	53,335	15.6%	202,859	17.3%	52,444	16.4%
General & administrative	19,419	7.3%	19,918	7.4%	21,214	7.3%	24,299	7.1%	84,850	7.3%	22,917	7.2%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$150,640	56.5%	$150,033	55.7%	$156,351	53.5%	$172,308	50.5%	$629,332	53.8%	$169,411	53.0%

Non-GAAP Operating Margin	$35,354	13.3%	$42,310	15.7%	$51,472	17.6%	$77,459	22.7%	$206,595	17.7%	$58,789	18.4%

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands) cont'd.
GAAP MARGINS

	Q2 '12		Q3 '12		Q4 '12		FY '12		Q1 '13		Q2 '13
Revenue	$301,125		$310,983		$325,295		$1,255,679		$319,751		$313,949
Cost of license revenue	7,824		7,634		7,478		30,595		8,012		8,291
Cost of service revenue	66,366		65,689		61,977		265,482		68,592		64,550
Cost of support revenue	19,026		19,531		18,384		76,051		20,468		20,429
Gross Margin	$207,909	69.0%	$218,129	70.1%	$237,456	73.0%	$883,551	70.4%	$222,679	69.6%	$220,679	70.3%

Sales & marketing	$90,962	30.2%	$94,706	30.5%	$94,350	29.0%	$377,796	30.1%	$93,549	29.3%	$88,059	28.0%
Research & development	54,576	18.1%	53,260	17.1%	52,131	16.0%	214,960	17.1%	57,429	18.0%	55,528	17.7%
General & administrative	29,534	9.8%	29,851	9.6%	28,511	8.8%	117,468	9.4%	35,817	11.2%	33,398	10.6%
Amortization of acquired intangible assets	5,132	1.7%	5,103	1.6%	4,859	1.5%	20,303	1.6%	6,623	2.1%	6,640	2.1%
Restructuring charge	20,802	6.9%	4,126	1.3%	-	0.0%	24,928	2.0%	15,402	4.8%	15,810	5.0%
Operating Expenses	$201,006	66.8%	$187,046	60.1%	$179,851	55.3%	$755,455	60.2%	$208,820	65.3%	$199,435	63.5%

GAAP Operating Margin	$6,903	2.3%	$31,083	10.0%	$57,605	17.7%	$128,096	10.2%	$13,859	4.3%	$21,244	6.8%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	Q2 '12		Q3 '12		Q4 '12		FY '12		Q1 '13		Q2 '13
Revenue:
Fair value of deferred revenue	$736	0.2%	$227	0.1%	$-	0.0%	$2,485	0.2%	$1,554	0.5%	$660	0.2%
Cost of license revenue:
Acquired intangible amortization	3,931	1.3%	3,933	1.3%	3,852	1.2%	15,819	1.3%	4,639	1.5%	4,628	1.5%
Stock-based compensation	7	0.0%	4	0.0%	6	0.0%	22	0.0%	5	0.0%	8	0.0%
Cost of service revenue:
Stock-based compensation	1,358	0.5%	1,314	0.4%	1,447	0.4%	5,682	0.5%	1,612	0.5%	1,420	0.5%
Cost of support revenue:
Stock-based compensation	813	0.3%	736	0.2%	735	0.2%	3,234	0.3%	826	0.3%	835	0.3%
Sales & marketing:
Stock-based compensation	3,306	1.1%	3,334	1.1%	3,441	1.1%	13,809	1.1%	2,458	0.8%	2,835	0.9%
Research & development:
Stock-based compensation	2,240	0.7%	1,886	0.6%	2,086	0.6%	8,761	0.7%	2,512	0.8%	1,824	0.6%
General & administrative:
Stock-based compensation	4,968	1.6%	6,057	1.9%	4,185	1.3%	19,797	1.6%	4,480	1.4%	4,888	1.6%
Acquisition-related costs	444	0.1%	-	0.0%	1,321	0.4%	3,833	0.3%	4,599	1.4%	2,110	0.7%
Amortization of acquired intangible assets	5,132	1.7%	5,103	1.6%	4,859	1.5%	20,303	1.6%	6,623	2.1%	6,640	2.1%
Restructuring charge	20,802	6.9%	4,126	1.3%	-	0.0%	24,928	2.0%	15,402	4.8%	15,810	5.0%
Non-GAAP adjustments	$43,737	14.5%	$26,720	8.6%	$21,932	6.7%	$118,673	9.5%	$44,710	14.0%	$41,658	13.3%

NON-GAAP MARGINS
	Q2 '12		Q3 '12		Q4 '12		FY '12		Q1 '13		Q2 '13
Revenue	$301,861		$311,210		$325,295		$1,258,164		$321,305		$314,609
Cost of license revenue	3,886		3,697		3,620		14,754		3,368		3,655
Cost of service revenue	65,008		64,375		60,530		259,800		66,980		63,130
Cost of support revenue	18,213		18,795		17,649		72,817		19,642		19,594
Gross Margin	$214,754	71.1%	$224,343	72.1%	$243,496	74.9%	$910,793	72.4%	$231,315	72.0%	$228,230	72.5%

Sales & marketing	$87,656	29.0%	$91,372	29.4%	$90,909	27.9%	$363,987	28.9%	$91,091	28.4%	$85,224	27.1%
Research & development	52,336	17.3%	51,374	16.5%	50,045	15.4%	206,199	16.4%	54,917	17.1%	53,704	17.1%
General & administrative	24,122	8.0%	23,794	7.6%	23,005	7.1%	93,838	7.5%	26,738	8.3%	26,400	8.4%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$164,114	54.4%	$166,540	53.5%	$163,959	50.4%	$664,024	52.8%	$172,746	53.8%	$165,328	52.6%

Non-GAAP Operating Margin	$50,640	16.8%	$57,803	18.6%	$79,537	24.5%	$246,769	19.6%	$58,569	18.2%	$62,902	20.0%

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

GAAP revenue	$313,949	$301,125	$633,700	$619,401
Fair value of acquired company's
deferred maintenance revenue	660	736	2,214	2,258
Non-GAAP revenue	$314,609	$301,861	$635,914	$621,659

GAAP gross margin	$220,679	$207,909	$443,358	$427,966
Fair value of acquired company's
deferred maintenance revenue	660	736	2,214	2,258
Stock-based compensation	2,263	2,178	4,706	4,696
Amortization of acquired intangible assets
included in cost of license revenue	4,628	3,931	9,267	8,034
Non-GAAP gross margin	$228,230	$214,754	$459,545	$442,954

GAAP operating income	$21,244	$6,903	$35,103	$39,408
Fair value of acquired company's
deferred maintenance revenue	660	736	2,214	2,258
Stock-based compensation	11,810	12,692	23,703	26,074
Amortization of acquired intangible assets
included in cost of license revenue	4,628	3,931	9,267	8,034
Amortization of acquired intangible assets	6,640	5,132	13,263	10,341
Acquisition-related charges included in
general and administrative expenses	2,110	444	6,709	2,512
Restructuring charges	15,810	20,802	31,212	20,802
Non-GAAP operating income (1)	$62,902	$50,640	$121,471	$109,429

GAAP net income	$17,037	$3,569	$52,848	$25,692
Fair value of acquired company's
deferred maintenance revenue	660	736	2,214	2,258
Stock-based compensation	11,810	12,692	23,703	26,074
Amortization of acquired intangible assets
included in cost of license revenue	4,628	3,931	9,267	8,034
Amortization of acquired intangible assets	6,640	5,132	13,263	10,341
Acquisition-related charges included in
general and administrative expenses	2,110	444	6,709	2,512
Restructuring charges	15,810	20,802	31,212	20,802
Non-operating foreign currency transaction losses (2)	-	-	-	761
Income tax adjustments (3)	(9,141)	(11,412)	(45,541)	(18,090)
Non-GAAP net income	$49,554	$35,894	$93,675	$78,384

GAAP diluted earnings per share	$0.14	$0.03	$0.44	$0.21
Fair value of deferred maintenance revenue	0.01	0.01	0.02	0.02
Stock-based compensation	0.10	0.10	0.20	0.22
Amortization of acquired intangibles	0.09	0.07	0.19	0.15
Acquisition-related charges	0.02	-	0.06	0.02
Restructuring charges and other	0.13	0.17	0.26	0.18
Income tax adjustments	(0.08)	(0.09)	(0.38)	(0.15)
Non-GAAP diluted earnings per share	$0.41	$0.30	$0.77	$0.65

(1)	Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012
GAAP operating margin	6.8%	2.3%	5.5%	6.4%
Fair value of deferred maintenance revenue	0.2%	0.2%	0.3%	0.4%
Stock-based compensation	3.8%	4.2%	3.7%	4.2%
Amortization of acquired intangibles	3.6%	3.0%	3.6%	3.0%
Acquisition-related charges	0.7%	0.1%	1.1%	0.4%
Restructuring charges	5.0%	6.9%	4.9%	3.4%
Non-GAAP operating margin	20.0%	16.8%	19.1%	17.6%

(2)	In the first quarter of 2012 we recorded $0.8 million of foreign currency transaction losses related to legal entity mergers completed during the quarter.

(3)
Reflects the tax effects of non-GAAP adjustments for the three and six months ended March 30, 2013 and March 31, 2012, which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, as well as any one-time non-cash GAAP charges. In the fourth quarter of 2012, a valuation allowance was established against our U.S. net deferred tax assets. As the U.S. is profitable on a non-GAAP basis, the 2013 non-GAAP tax provision is being calculated assuming there is no U.S. valuation allowance and, as a result, an income tax benefit of $4.1 million and $10.3 million is included for the three and six months ended March 30, 2013. The three and six months ended March 30, 2013 excludes tax benefits of $3.2 million relating to final resolution of a long standing tax litigation and completion of an international jurisdiction tax audit. The six months ended March 30, 2013 includes a one-time non-cash tax benefit of $32.6 million related to the release of a portion of the valuation allowance as a result of deferred tax liabilities established in accounting for the acquisition of Servigistics. The six months ended March 31, 2012 exclude one-time non-cash GAAP charges net, of $1.4 million related to the impact from a reduction in the statutory tax rate in Japan on deferred tax assets from a litigation settlement.